EXHIBIT 4.1



                                                55 Water Street, 45th Floor
                                                Frank A. Ciccotto, Jr.
New York, NY  10041                             Managing Director
Tel. 212-438-4417                               E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies



                                  June 27, 2006


Van Kampen Funds Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


                Re: Van Kampen Unit Trusts, Municipal Series 611
             California Insured Municipals Income Trust, Series 244
              Michigan Insured Municipals Income Trust, Series 195


Gentlemen:

   We have examined Registration Statement File No. 333-134836 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                              Sincerely,

                                                              Frank A Ciccotto
                                                              Vice President